EXHIBIT 99

                                  PRESS RELEASE

                           Thistle Group Holdings, Co.


--------------               Contacts:  John F. McGill Jr., President
                                        Pam Cyr, Dir. of Investor Relations
News                                    6060 Ridge Avenue
Release                                 Philadelphia, PA  19128
                              Phone:    215-483-2800
                              Fax:      215-483-1038
--------------                Web:      RMBgo.com


THISTLE GROUP HOLDINGS, CO. ORGANIZES BROKER DEALER

Philadelphia, PA, February 8, 2000- Thistle Group Holdings, Co., (the "Company") (NASDAQ: THTL) announced today it organized a broker dealer which will conduct business as TGH Securities. The wholly owned subsidiary will be headed by Allison F. Fleitas II and will focus on underwriting and trading short-term municipal bonds. Mr. Fleitas was most recently a senior vice president at Commerce Capital Markets ("CCM") where he ran the municipal notes desk. Joining Mr. Fleitas at TGH Securities is Darren L. Smith also formerly with CCM.

Commenting on the new company, John F. McGill, Jr., President, of Thistle said "TGH Securities is consistent with our overall strategy to allocate capital into non-rate sensitive investments at the holding company level. Allison Fleitas, with over 20 years of experience, has lead his group to be consistently ranked among the nation's top underwriters of short-term municipal bonds. TGH
Securities is expected to be accretive to earnings in its first year of operations. By combining Allison's institutional expertise and relationships with our commitment to technology, including the Internet, it is expected that TGH Securities will make a profitable line of business even better.

Pending final regulatory approval TGH Securities is expected to commence operations during the second quarter of 2000 in Blue Bell, Pennsylvania.


Thistle Group Holdings Co. is a Philadelphia based unitary thrift holding company whose principal subsidiary is Roxborough Manayunk Bank. At December 31, 1999, the Company had total assets, deposits and stockholders' equity of $555 million, $293 million, and $75 million, respectively. Thistle Group trades on the NASDAQ under the symbol "THTL".